December 1, 1995












Securities and Exchange Commission
450 North Capitol Street
Washington, D.C. 20549

             Re:  Firstbank of Illinois Co. Form 8-K

Dear Sirs:

     Pursuant to the filing requirements under the Securities and Exchange Commission Act of 1934, we are hereby electronically filing a current report on Form 8-K.

                                          Sincerely,



                                           By: /s/ Chris R. Zettek
                                               Executive Vice President and
                                               Chief Financial Officer


Enclosures

CRZ:ply

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549


                                  FORM 8-K

                               CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934


                              December 1, 1995
                              (Date of Report)



                            FIRSTBANK OF ILLINOIS CO.
              (Exact name of registrant as specified in its charter)



                                    DELAWARE
          (State or other jurisdiction of incorporation or organization)


        0-8426                                           37-6141253
(Commission File Number)                     (IRS Employer Identification No.)



             205 South Fifth Street, Springfield, Illinois  62701
                   (Address of principal executive offices)



                                  217-753-7543
             (Registrant's telephone number, including area code)

ITEM 5.   Other Events


On November 30, 1995, Firstbank of Illinois Co. ("Firstbank") completed its acquisition of Confluence Bancshares Corporation ("Confluence") and its wholly owned subsidiary, Duchesne Bank ("Duchesne"). Duchesne, headquartered in St. Peters, Missouri, also operates a separate branch facility in St. Charles, Missouri.

Duchesne currently has total assets of approximately $80 million. The acquisition of all the outstanding common stock of Confluence Bancshares Corporation was in exchange for approximately 500,000 shares of Firstbank common stock and will be accounted for as a pooling-of-interests.

A  press  release  publicly announcing  the  event  is  attached.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   FIRSTBANK OF ILLINOIS CO.
                                        Registrant


                                   By:  /s/ Chris R. Zettek
                                        Chris R. Zettek
                                        ITS Executive Vice President
                                        and Chief Financial Officer


DATE: December 1, 1995

For Immediate Release
Friday, December 1, 1995

                    FIRSTBANK OF ILLINOIS CO.
             COMPLETES ACQUISITION OF DUCHESNE BANK

      SPRINGFIELD,  ILLINOIS, DECEMBER 1, 1995  --  Firstbank  of
Illinois Co. today announced it has completed the acquisition of Duchesne Bank of St. Peters, Missouri.

      Duchesne Bank, which has total assets of approximately $80 million, operates banking offices in St. Peters and St. Charles, Missouri. This acquisition will complement the Des Peres and Ellisville locations currently served by Colonial Bank which became a Firstbank affiliate in 1994.

      Mark H. Ferguson, Firstbank's chairman and chief executive officer, said, "Duchesne gives us a solid base from which to expand in St. Charles County. St. Peters is located in the heart of one of the fastest growing markets in Missouri.

      "The customer mix at Duchesne Bank is very similar to those we serve in our other markets," Ferguson added. "We are excited about our opportunities for future growth."

      Richard C. Leuck, president and chief executive officer of Duchesne Bank said, "We are excited about joining a quality organization like Firstbank. Although it is a much larger institution, Firstbank has demonstrated its commitment to community banking and customer service."

     Leuck and Duchesne's chairman, James Wilhite, said they were attracted to Firstbank because of its commitment to local decision-making and community-based banking, and because it would bring a much broader product and service mix to Duchesne's customers. Wilhite noted that members of Duchesne's board of directors will remain integrally involved in the bank's business development efforts in St. Charles County.

                             -more-

     "We have been somewhat constrained by our lending limit as a relatively small bank," Wilhite said. "With Firstbank's resources and much larger lending limits, we will be able to grow with our customers and expand into products and services that we have not been able to offer as a smaller institution."

      Firstbank intends to introduce retail brokerage  and  trust
products  to Duchesne's customers as quickly as possible.   These
products will be provided by Firstbank's financial services division, Firstbank Financial Group.

      The addition of Duchesne brings Firstbank's total assets in Missouri's St. Louis and St. Charles counties to approximately $250 million. Prior to its entry into Missouri in 1994, Firstbank made several acquisitions in the St. Louis Metro East area. In 1986, the Company acquired the United Illinois Banks of Collinsville, Troy and New Athens, all of which were merged into Central Bank of Fairview Heights after it was acquired in 1991. Firstbank acquired the deposits of the failed New Athens Federal Savings and Loan Association in 1990, and in 1993 acquired The First National Bank of Highland. Total assets in the Metro East are currently more than $500 million.

      Firstbank is the largest bank holding company headquartered in downstate Illinois. The Company provides banking, trust, and other financial services through its subsidiaries in Central and Southern Illinois and the St. Louis Metro area. Company subsidiaries include Central Bank (Fairview Heights); Colonial Bank (Des Peres, Missouri); Duchesne Bank (St. Peters, Missouri); Elliott State Bank (Jacksonville); Farmers and Merchants Bank of Carlinville; The First National Bank of Central Illinois (Springfield); First Trust and Savings Bank of Taylorville; FFG Trust, Inc. (Springfield) and FFG Investments, Inc. (Springfield). The Company operates 35 offices in 13 Illinois counties and five banking offices in two Missouri counties.




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